Exhibit 5.1
LEWIS AND ROCA - LLP - L A W Y E R S	3993 Howard Hughes Parkway Suite 600 Las Vegas, Nevada 89169-5996

Our File Number 53852-00001

December 21, 2012

FluoroPharma Medical, Inc.
8 Hillside Avenue, Suite 207
Montclair, New Jersey 07042

Re:           FluoroPharma Medical, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 3,820,150 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), to be sold by certain selling stockholders (“Selling Stockholders”) of the Company under a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”) as filed with the Securities and Exchange Commission (the “Commission”).  Of the 3,820,150 Shares subject to the Registration Statement, (a) 1,819,119 of such Shares (the “Issued Shares”) are issued and outstanding, (b) 1,819,119 of such shares (the “Warrant Shares”) are to be issued upon exercise of certain Common Stock Purchase Warrants (“Warrants”) held by the Selling Stockholders and (c) 181,912 of such Shares (“Placement Agent Warrant Shares”) are to be issued upon exercise of certain Common Stock Purchase Warrants (“Placement Agent Warrants”) issued to Brookline Group LLC (“Placement Agent”) and its assignee.  The Issued Shares and the Warrants were issued pursuant to a certain Securities Purchase Agreement dated November 19, 2012 among the Company and the Selling Stockholders (the “Purchase Agreement”).  The Placement Agent Warrants were issued pursuant to a certain Placement Agency Agreement dated September 20, 2012 between the Company and the Placement Agent (“Placement Agency Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as filed with the Secretary of State of Nevada on January 25, 2007, as amended by the Certificate of Amendment filed with the Secretary of State of Nevada on February 11, 2011; (iii) the Amended and Restated Bylaws of the Company; (iv) the Purchase Agreement; (v) a form of the Warrants; (vi) the Placement Agency Agreement; (vii) a form of the Placement Agent Warrants; (viii) a specimen certificate representing the Common Stock; and (ix) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies.  We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.  In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.  We have also assumed that the Purchase Agreement, Placement Agent Agreement, Warrants, and Placement Agent Warrants will each be enforceable in accordance with the terms thereof.

In rendering the opinions set forth below, we have also assumed that, at or prior to the time of issuance and delivery the Issued Shares have been and the Warrant Shares and Placement Agent Warrant Shares will be registered by the transfer agent and registrar of such Shares and that the Issued Shares and Warrants have been issued in accordance with the terms of the Purchase Agreement, the Placement Agent Warrants have been issued in accordance with the terms of the Placement Agent Agreement, the Warrant Shares will be issued upon exercise of the Warrants in accordance with the terms of such Warrants, and the Placement Agent Warrant Shares will be issued upon exercise of the Placement Agent Warrants in accordance with the terms of the Placement Agent Warrants.  We have also assumed that (i) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of the Warrant Shares and the Placement Agent Warrant Shares and (ii) upon issuance of any of the Warrant Shares and the Placement Agent Warrant Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that: (i) the Issued Shares have been duly authorized, were validly issued, and are fully paid and nonassessable; (ii) the Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the Warrants will be validly issued, fully paid, and nonassessable; and (iii) the Placement Agent Shares have been duly authorized and upon issuance in accordance with the Placement Agent Warrants will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lewis and Roca LLP

LEWIS AND ROCA LLP